EXHIBIT 10.9.2


                      COMPENSATION COMMITTEE

                         Atlanta, Georgia
                         October 17, 1996


Resolutions amending conditions for the exercise of stock appreciation rights for cash under the Company's stock option plans
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WHEREAS, this Committee, as permitted by the 1991 Stock Option
Plan, as amended to and through the date hereof (the "1991 Plan"), may grant stock appreciation rights to certain key employees of the Company, and stock appreciation rights have been heretofore granted under the 1991 Plan and the 1987 Stock Option Plan of the Company, as amended to and through the date hereof (the "1987 Plan"); and

WHEREAS, the 1991 Plan and the 1987 Plan provide that this Committee must determine whether the settlements of stock appreciation rights are to be made for cash or for shares of stock of The Coca-Cola Company ("Stock") or for any combination of cash or Stock;

NOW, THEREFORE, BE IT RESOLVED, that all settlements of stock appreciation rights heretofore and hereafter granted shall be made solely in Stock with no adjustment for fractional shares unless this Committee has already provided or hereafter otherwise provides with respect to the specific stock appreciation rights; and

FURTHER RESOLVED, that the foregoing shall supersede all prior resolutions adopted by this Committee regarding the procedure for exercise of stock appreciation rights for cash under the 1991 Plan and the 1987 Plan, which resolutions shall be of no force and effect from and after the date hereof; and

FURTHER RESOLVED, that the Secretary of this Committee may implement such procedures as she may deem necessary or convenient to carry out the intent of this action of this Committee.